Exhibit 35.1

ANNUAL COMPLIANCE CERTIFICATE

SYNCHRONY FINANCIAL (the “Servicer”) hereby certifies as of December 31, 2015 as follows:

1.	The Servicer has acted as sub-servicer for the period beginning January 1, 2015 and ending at 1:00 a.m. (New York City time) on December 2, 2015 pursuant to the Sub-Servicing Agreement, dated as of July 30, 2014, between General Electric Capital LLC, formerly known as General Electric Capital Corporation (“GE Capital”) and the Servicer (the “Sub-Servicing Agreement”).

2.	The Servicer has acted as servicer for the period beginning at 1:00 a.m. (New York City time) on December 2, 2015 and ending December 31, 2015 pursuant to the Servicing Agreement, dated as of June 27, 2003, between the Servicer, as successor-in-interest to GE Capital, and Synchrony Credit Card Master Note Trust (formerly known as GE Capital Credit Card Master Note Trust) (the “Servicing Agreement”).

3.	The undersigned has reviewed, for the period beginning on January 1, 2015 and ending on December 31, 2015 (the “Reporting Period”), the Servicer’s activities and the performance by the Servicer of its obligations under the Sub-Servicing Agreement and the Servicing Agreement. Such review of the activities of the Servicer and the performance by the Servicer of its obligations under the Sub-Servicing Agreement and the Servicing Agreement has been made by persons under the direct supervision of the undersigned.

4.	To the best knowledge of the undersigned, based on my review of the Servicer’s performance under the Sub-Servicing Agreement and the Servicing Agreement, the Servicer has fulfilled all of its obligations under the Sub-Servicing Agreement and the Servicing Agreement, as applicable, in all material respects throughout the Reporting Period.

This report is delivered pursuant to Item 1123 of Regulation AB.

SYNCHRONY FINANCIAL

By:	/s/ Eric Duenwald
Name: Eric Duenwald
Title: Treasurer